UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SEMTECH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Semtech Corporation 200 Flynn Road Camarillo, California 93012

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To Be Held June 10, 2024

To Our Stockholders:

This proxy statement supplement (this “Supplement”), dated June 10, 2024, updates and amends the definitive proxy statement (as supplemented from time to time, including by the additional solicitation materials filed on June 7, 2024, the “Proxy Statement”) of Semtech Corporation (“we,” “us,” “our,” “Semtech” or the “Company”) filed with the Securities and Exchange Commission on April 26, 2024 regarding our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012 on Monday, June 10, 2024 at 1:30 p.m., Pacific Time.

For stockholders of record, the Notice of Internet Availability of Proxy Materials or proxy card is your ticket to the Annual Meeting. Please present your ticket together with picture identification when you reach the registration area at the Annual Meeting.

For stockholders who hold shares through a broker, bank or other nominee, please use a copy of your latest account statement showing your investment in our common stock as of the record date as your admission ticket for the meeting. Please present your account statement together with picture identification when you reach the registration area at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. A copy of your account statement is not sufficient for this purpose.

This Supplement includes information relating to Sylvia Summers Couder’s withdrawal of her candidacy as a director nominee for election to the Company’s board of directors (the “Board”) at the Annual Meeting and the reduction of the slate of director nominees for election at the Annual Meeting from 11 director nominees to 10 director nominees. Other than the aforementioned withdrawal of Ms. Summers Couder and the reduction in the slate of director nominees, the matters to be considered by stockholders at the Annual Meeting remained unchanged from the Proxy Statement.

This Supplement contains important information and should be read and considered in conjunction with the Proxy Statement as you cast your vote by proxy or during the Annual Meeting. From and after the date of this Supplement, all references to the “Proxy Statement” (including in this Supplement) are to the Proxy Statement as amended by this Supplement.

This Supplement, the Proxy Statement and our Annual Report on Form 10-K for the year ended January 28, 2024, with financial statements and schedules thereto, are available at https://investors.semtech.com/financials/sec-filings.

ELECTION OF DIRECTORS

(Proposal Number 1)

The following information supplements and updates the “ELECTION OF DIRECTORS (Proposal Number 1)” section of the Proxy Statement.

WITHDRAWAL OF NOMINEE FOR ELECTION TO OUR BOARD OF DIRECTORS

On June 8, 2024, Sylvia Summers Couder, a member of the Board and nominee for re-election as a director at the Annual Meeting, informed the Board of her decision to withdraw her candidacy for election as a director at the Annual Meeting. Ms. Summers Couder’s decision to withdraw her candidacy was not due to any disagreement with the Company or the Board of Directors.

Among other items in the Proxy Statement, we asked our stockholders to vote on the election of 11 director nominees to the Company’s Board of Directors (the “Board”), which included Ms. Summers Couder. In connection with the withdrawal of Ms. Summers Couder for election as a director at the Annual Meeting, the Board has withdrawn Ms. Summers Couder as a director nominee for re-election to the Board at the Annual Meeting. Any proxies submitted and votes cast with respect to the election of Ms. Summers Couder as director nominee will be disregarded. The Board has not nominated a substitute director nominee for election at the Annual Meeting, and, accordingly, only 10 director nominees will be considered for election at the Annual Meeting. The Board has reduced the size of the Board to 10 directors effective upon completion of the Annual Meeting. As previously disclosed in the additional solicitation materials filed on June 7, 2024, the Board reduced the size of the Board from 12 to 11 directors in connection with Paul H. Pickle’s departure from the Board as of the Annual Meeting.

The Board continues to recommend a vote “FOR” each of the remaining 10 nominees: Rockell N. Hankin, Martin S.J. Burvill, Rodolpho C. Cardenuto, Gregory M. Fischer, Saar Gillai, Hong Q. Hou, Ye Jane Li, Paula LuPriore, Julie G. Ruehl and Paul V. Walsh, Jr., all of whom are current members of our Board. With the exception of Dr. Hou and Ms. Ruehl, all of the nominees were elected to their present terms of office by the stockholders at our 2023 annual meeting of stockholders.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

The following information supplements and updates the “Questions and Answers Regarding the Annual Meeting—How will my shares be voted on the proposals at the Annual Meeting?” section of the Proxy Statement.

How will my shares be voted on the proposals at the Annual Meeting?

The proxy card or voting instruction form initially distributed with the Proxy Statement remains valid. Proxies or votes cast for Ms. Summers Couder’s election to the Board will be disregarded.

If you have already voted, you are not required to take any action, unless you would like to change your vote. Your previously submitted proxy will be voted at the Annual Meeting in the same manner as you instructed previously, except that any votes for the re-election of Ms. Summers Couder to our Board will be disregarded. If you have already voted and submit a new proxy, your new proxy will supersede the one you previously submitted. The instructions for submission of a new proxy and the other voting instructions provided in the “Questions and Answers Regarding the Annual Meeting—Can I revoke or change my vote after I submit my proxy or voting instructions?” section of the Proxy Statement remain unchanged.